                                                                    EXHIBIT 11.1

                       HOMECAPITAL INVESTMENT CORPORATION
                               EARNINGS PER SHARE

                                                               NINE MONTH PERIOD ENDED
                                                                       JUNE 30,
                                                                 1998            1997
                                                             -------------   ------------
BASIC EARNINGS PER COMMON SHARE:
  Net income (loss)                                          $(20,854,170)    $3,999,204
  Less preferred stock dividends                                 (197,324)      (201,945)
                                                             ------------     ----------
  Net income (loss) for common stockholders                  $(21,051,494)    $3,797,259
                                                             ============     ==========
  Weighted average shares outstanding during the period         8,270,639      8,008,659
                                                             ============     ==========
  Basic earnings (loss) per common share                     $      (2.55)    $      .47
                                                             ============     ==========

DILUTED EARNINGS PER COMMON SHARE:
  Net income (loss) for common stockholders                  $(21,051,494)   $ 3,797,259
                                                             ============    ===========
  Weighted average shares outstanding during the period         8,270,639      8,008,659
  Common stock equivalents                                          /(1)/        594,242
  Assume conversion of preferred stock                              /(1)/      1,500,000
                                                             ------------    -----------
  Weighted average common shares outstanding                    8,270,639     10,102,901
                                                             ============    ===========
  Diluted earnings (loss) per common share                   $      (2.55)   $       .40
                                                             ============    ===========
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/(1)/  Excluded due to antidilutive effect.